Exhibit 99.1

pro forma balance sheet

	August 24, 2016	Pro Forma Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets
Current assets
Cash	674,633	80,122	c	674,633
		(80,122)	b
Total current assets	674,633	-		674,633
Cash held in Trust Account	66,300,000	4,006,100	a	70,386,222
		80,122	c
Total Assets	66,974,633	4,086,222		71,060,855

Liabilities and Shareholders' Equity
Current liabilities:
Accrued liabilities	33,307	-		33,307
Total current liabilities	33,307	-		33,307
Deferred Underwriting Fees	1,625,000	100,153	d	1,725,153
Total liabilities	1,658,307	100,153		1,758,460
Common stock subject to possible redemption: 5,913,365 and 6,304,156 shares, actual and as adjusted (at a redemption value of approximately $10.20)	60,316,325	3,986,070	g	64,302,395
Shareholders’ Equity		-
Preferred shares, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-		-
Shares of common stock, $0.0001 par value, 200,000,000 shares authorized, 2,856,796 shares issued and outstanding and 2,706,021 as adjusted (excluding 5,913,365 and 6,304,156 shares, actual and as adjusted shares subject to redemption)	286	40	a	271
		1	e
		(17)	f
		(39)	g
Additional paid-in capital	5,001,287	4,006,060	a	5,001,302
		(80,122)	b
		160,244	c
		(100,153)	d
		(61,640)	e
		61,639	e
		17	f
		(3,986,031)	g
Accumulated deficit	(1,572)	-		(1,572)
Total shareholders’ equity	5,000,001	-		5,000,001
Total liabilities and shareholders’ equity	66,974,633	4,086,222		71,060,855

See accompanying note to pro forma balance sheet

F-1

STELLAR ACQUISITION III INC.

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of August 24, 2016, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on September 28, 2016 as described below.

On September 28, the Company consummated the closing of the sale of 400,610 additional Units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (“Overallotment Units”), generating an additional gross proceeds of approximately $4.1 million and incurred additional offering cost of approximately $80,000 in underwriting fees and 6,164 shares of common stock issued to the underwriters as additional compensation. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 320,488 Private Placement Warrants to the Sponsor, generating gross proceeds of approximately $160,000. Additional underwriting fees of approximately $100,000 were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry
a.	Cash held in Trust Account	4,006,100
	Common stock		40
	Additional paid-in capital		4,006,060
	To record sale of 400,610 Overallotment Units at $10.00 per Unit
b.	Additional paid-in capital	80,122
	Cash		80,122
	To record payment of 2% of cash underwriting fee on overallotment option
c.	Cash	80,122
	Cash held in trust account	80,122
	Additional paid-in capital		160,244
	To record sale of 320,488 Private Placement Warrants at $0.50 per warrant
d.	Additional paid-in capital	100,153
	Deferred underwriting fees		100,153
	To record the liability for deferred underwriting fees on overallotment option
e.	Additional paid-in capital	61,640
	Additional paid-in capital		61,639
	Common stock		1
	To record the issuance of 6,164 shares to the underwriters part of the underwriting compensation.
f.	Common stock	17
	Additional paid-in capital		17
	To record the forfeiture of 166,758 sponsor shares for the unexcercised portion of the overallotment
g.	Additional paid-in capital	3,986,031
	Common stock	39
	Common stock subject to possible redemption		3,986,070
	To restore total equity above $5,000,001

F-2